EXHIBIT 5.1

May 17, 2018

Quarterhill Inc.

303 Terry Fox Drive, Suite 300,

Ottawa, Ontario, Canada K2K 3J1

Ladies and Gentlemen:

This opinion is being provided in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Quarterhill Inc. (the “Company”) with the Securities and Exchange Commission on the date hereof relating to the registration of up to 3,000,000 common shares in the capital of the Company (the “Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”).

I have examined such statutes, regulations, public and corporate records, agreements, documents and other instruments and have considered such questions of law as I have considered relevant and necessary as a basis for this opinion and made such other investigations as I have considered relevant and necessary for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, I have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company. In examining and reviewing such documents, I have assumed (1) the genuineness of all signatures of and the authority of all persons signing documents examined by me; (2) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified, notarial or true copies, reproductions or facsimiles, and the veracity of all information contained in such documents; and (3) the identity and legal capacity of all individuals who have executed any such documents or who have acted or purported to act as public officials and registry agents and that all certificates of public officials and registry agents are accurate. I am rendering this opinion as though the Canada Business Corporations Act governs and is the only law applicable to the matters referred to herein.

I am qualified to practice law in the Province of Ontario and this opinion is restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein (including the Canada Business Corporations Act). I express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and relying upon and subject to the foregoing, I am of the opinion that upon the issuance thereof in accordance with the terms of the Plan, including the payment of any exercise or purchase price therefor, the Shares will be validly issued and outstanding as fully-paid and non-assessable common shares in the capital of the Company.

I consent to the use of this opinion in the Registration Statement and to the use of my name in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Prashant R. Watchmaker

Prashant R. Watchmaker
Senior Vice-President & General Counsel